UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event report): August 1, 2007
DEVON ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	001-32318 (Commission File Number)	73-1567067 (IRS Employer Identification Number)

20 NORTH BROADWAY, OKLAHOMA CITY, OK (Address of Principal Executive Offices)	73102 (Zip Code)
Registrant’s telephone number, including area code: (405) 235-3611
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     We reported our original 2007 forward-looking estimates in a Current Report on Form 8-K dated February 7, 2007, and also in our 2006 Annual Report on Form 10-K. In this document, we are updating certain of these 2007 forward-looking estimates. The updated estimates and the reasons therefore, along with the estimates that have not changed, are presented in the following pages.
Definitions
     The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:
     “Bbl” or “Bbls” means barrel or barrels.
     “Bcf” means billion cubic feet.
     “Boe” means barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of gas.
     “Btu” means British thermal units, a measure of heating value.
     “Inside FERC” refers to the publication Inside F.E.R.C.’s Gas Market Report.
     “LIBOR” means London Interbank Offered Rate.
     “MMBbls” means one million Bbls.
     “MMBoe” means one million Boe.
     “Mcf” means one thousand cubic feet.
     “MMcf” means one million cubic feet.
     “NGL” or “NGLs” means natural gas liquids.
     “NYMEX” means New York Mercantile Exchange.
     “Oil” includes crude oil and condensate.
Forward-Looking Estimates
     The forward-looking statements provided in this discussion are based on our examination of historical operating trends, the information which was used to prepare the December 31, 2006 Devon reserve reports and other data in our possession or available from third parties. We caution that future oil, natural gas and NGL production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil, gas and NGLs. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below.
     Additionally, we would caution that future marketing and midstream revenues and expenses are subject to all of the risks and uncertainties normally incident to the marketing and midstream business. These risks include, but are not limited to, price volatility, environmental risks, regulatory changes, the uncertainty inherent in estimating future processing volumes and pipeline throughput, cost of goods and services and other risks as outlined below.

     On November 14, 2006, we announced our intent to divest our Egyptian oil and gas assets and terminate our operations in Egypt. We expect to complete this asset sale during the third quarter of 2007. On January 23, 2007, we announced our intent to divest our West African oil and gas assets and terminate our operations in West Africa. We expect to complete this asset sale by the end of the fourth quarter in 2007. All Egyptian and West African related revenues, expenses and capital will be reported as discontinued operations in our 2007 financial statements. Accordingly, all forward-looking estimates in this document exclude amounts related to our operations in Egypt and West Africa, unless otherwise noted. The assets held for sale represented less than five percent of our 2006 production and December 31, 2006 proved reserves.
     Though we have completed several major property acquisitions and dispositions in recent years, these transactions are opportunity driven. Thus, the following forward-looking estimates do not include any financial and operating effects of potential property acquisitions or divestitures which may occur during 2007, except for Egypt and West Africa as previously discussed.
     Also, the financial results of our foreign operations are subject to currency exchange rate risks. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Amounts related to Canadian operations have been converted to U.S. dollars using a projected average 2007 exchange rate of $0.91 dollar to $1.00 Canadian dollar. The actual 2007 exchange rate may vary materially from this estimate. Such variations could have a material effect on these forward-looking estimates.
     Additional risks are discussed below in the context of line items most affected by such risks. A summary of these forward-looking estimates is included at the end of this document.
Specific Assumptions and Risks Related to Price and Production Estimates
     Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic conditions, weather and other local market conditions. These factors are beyond our control and are difficult to predict. In addition, volatility in general oil, gas and NGL prices may vary considerably due to differences between regional markets, differing quality of oil produced (i.e., sweet crude versus heavy or sour crude), differing Btu contents of gas produced, transportation availability and costs and demand for the various products derived from oil, natural gas and NGLs. Substantially all of our revenues are attributable to sales, processing and transportation of these three commodities. Consequently, our financial results and resources are highly influenced by price volatility.
     Estimates for future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil, gas and NGLs will continue at levels that allow for profitable production of these products. There can be no assurance of such stability. Most of our Canadian production of oil, natural gas and NGLs is subject to government royalties that fluctuate with prices. Thus, price fluctuations can affect reported production. Also, our international production of oil and natural gas is governed by payout agreements with the governments of the countries in which we operate. If the payout under these agreements is attained earlier than projected, our net production and proved reserves in such areas could be reduced.
     Estimates for future processing and transport of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil, gas and NGLs will continue at levels that allow for profitable processing and transport of these products. There can be no assurance of such stability.
     The production, transportation, processing and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for our oil, natural gas and NGLs during 2007 will be substantially similar to those of 2006, unless otherwise noted.

Geographic Reporting Areas
     The following estimates of production, average price differentials compared to industry benchmarks and capital expenditures are provided separately for each of the following geographic areas:
•	the United States Onshore;

•	the United States Offshore, which encompasses all oil and gas properties in the Gulf of Mexico;

•	Canada; and

•	International, which encompasses all oil and gas properties that lie outside of the United States and Canada. As previously discussed, all Egyptian and West African related revenues, expenses and capital will be reported as discontinued operations in our 2007 financial statements. Accordingly, all forward-looking estimates in this document exclude amounts related to our operations in Egypt and West Africa, unless otherwise noted.
Year 2007 Potential Operating Items
Oil, Gas and NGL Production
     Set forth in the following paragraphs are individual estimates of oil, gas and NGL production for 2007. Our original estimate was that, on a combined basis, our 2007 oil, gas, and NGL production would total approximately 219 to 221 MMBoe. Based on better than anticipated performance in certain of our core areas during the first half of 2007, we estimate total production for the year will be toward the high end of this range. Therefore, the following estimates for oil, gas, and NGL production represent the high end of the estimated range for total production.
Oil Production
     Oil production in 2007 is expected to total approximately 55 MMBbls. The expected production by area is as follows:

(MMBbls)
United States Onshore	11
United States Offshore	8
Canada	15
International	21
Oil Prices
     We have not fixed the price we will receive on any of our 2007 oil production. Based on our actual realized prices during the first half of 2007 and our price projections for the last half of 2007, we are updating our NYMEX price differentials for all areas except United States Onshore. Our 2007 average prices for each of our areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is the monthly average of settled prices on each trading day for benchmark West Texas Intermediate crude oil delivered at Cushing, Oklahoma.

Expected Range of Oil Prices
as a % of NYMEX Price
United States Onshore	86% to 96%
United States Offshore	95% to 105%
Canada	65% to 75%
International	88% to 98%

Gas Production
     Gas production in 2007 is expected to total approximately 847 Bcf. The expected production by area is as follows:

(Bcf)
United States Onshore	557
United States Offshore	79
Canada	209
International	2
Gas Prices
     Based on our actual realized prices during the first half of 2007 and our price projections for the last half of 2007, we are updating our NYMEX price differentials for all areas except United States Offshore. Our 2007 average prices for each of our areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is determined to be the first-of-month South Louisiana Henry Hub price index as published monthly in Inside FERC.
     Based on contracts currently in place, we will have approximately 116 MMcf per day of gas production in 2007 that is subject to either fixed-price contracts, swaps, floors or collars. These amounts represent approximately 5% of our estimated gas production for 2007. Therefore, these various pricing arrangements are not expected to have a material impact on the ranges of estimated gas price realizations set forth in the following table.

Expected Range of Gas Prices
as a % of NYMEX Price
United States Onshore	75% to 85%
United States Offshore	96% to 106%
Canada	85% to 95%
International	80% to 100%
NGL Production
     We expect our 2007 production of NGLs to total approximately 25 MMBbls. The expected production by area is as follows:

(MMBbls)
United States Onshore	20
United States Offshore	1
Canada	4
Marketing and Midstream Revenues and Expenses
     Marketing and midstream revenues and expenses are derived primarily from our natural gas processing plants and natural gas transport pipelines. These revenues and expenses vary in response to several factors. The factors include, but are not limited to, changes in production from wells connected to the pipelines and related processing plants, changes in the absolute and relative prices of natural gas and NGLs, provisions of the contract agreements and the amount of repair and workover activity required to maintain anticipated processing levels.
     These factors, coupled with uncertainty of future natural gas and NGL prices, increase the uncertainty inherent in estimating future marketing and midstream revenues and expenses. Our original estimate for marketing and midstream revenues was between $1.70 billion and $2.10 billion, and the estimate for marketing and midstream expenses was between $1.31 billion and $1.67 billion. Accordingly, our original estimate for 2007 operating profit was between $390 million and $430 million. Due to increased profits from our gas processing and transportation activities, we now expect our operating profit for 2007 to total between $420 million and $460 million. We now estimate that marketing and midstream revenues will be between $1.42 billion and $1.81 billion, and marketing and midstream expenses will be between $1.00 billion and $1.35 billion.
Production and Operating Expenses
     Our production and operating expenses include lease operating expenses, transportation costs and production taxes. These expenses vary in response to several factors. Among the most significant of these factors are additions to or deletions from the property base, changes in the general price level of services and materials that are used in the operation of the properties, the amount of repair and workover activity required and changes in production tax rates. Oil, natural gas and NGL prices also have an effect on lease operating expenses and impact the economic feasibility of planned workover projects.
     Our original estimate for 2007 lease operating expenses (including transportation costs) was between $1.70 billion and $1.77 billion. Due to higher than anticipated transportation costs, increased workover activity, and generally higher industry prices for oilfield services and supplies, we now estimate our 2007 lease operating expenses to be between $1.77 billion and $1.83 billion. Additionally, we continue to estimate that our production taxes for 2007 will be between 3.6% and 4.1% of consolidated oil, natural gas and NGL revenues.
Depreciation, Depletion and Amortization (“DD&A”)
     The 2007 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that will be added from drilling or acquisition efforts in 2007 compared to the costs incurred for such efforts, and the revisions to our year-end 2006 reserve estimates that, based on prior experience, are likely to be made during 2007.
     Our original estimate for our oil and gas property related DD&A rate was between $11.00 per Boe and $11.50 per Boe. Based on these DD&A rates and the production estimates set forth at that time, oil and gas property related DD&A expense for 2007 was expected to be between $2.42 billion and $2.53 billion. Due to continuing inflationary pressures on both costs incurred and estimated development costs to be spent in future periods on proved undeveloped reserves, we now estimate that our oil and gas property related DD&A rate will be between $11.40 per Boe and $11.80 per Boe. Based on these DD&A rates and the updated production estimates, oil and gas property related DD&A expense for 2007 is expected to be between $2.52 billion and $2.61 billion.
     Additionally, we continue to expect that our depreciation and amortization expense related to non-oil and gas property fixed assets will total between $210 million and $220 million.
Accretion of Asset Retirement Obligation
     Devon’s original estimate for accretion of asset retirement obligation was between $45 million and $55 million for 2007. Due to an increase in our asset retirement obligation during the first half of 2007, we now estimate that our accretion of asset retirement obligation in 2007 will be between $68 million and $73 million.
General and Administrative Expenses (“G&A”)
     Our G&A includes employee compensation and benefits costs and the costs of many different goods and services used in support of our business. G&A varies with the level of our operating activities and the related staffing and professional services requirements. In addition, employee compensation and benefits costs vary due to various market factors that affect the level and type of compensation and benefits offered to employees. Also, goods and services are subject to general price level increases or decreases. Therefore, significant variances in any of these factors from current expectations could cause actual G&A to vary materially from the estimate.
     Our expected G&A for 2007 is unchanged from our original estimate of between $460 million and $480 million. This estimate includes approximately $60 million of non-cash, share-based compensation, net of related capitalization in accordance with the full cost method of accounting for oil and gas properties.
Reduction of Carrying Value of Oil and Gas Properties
     We follow the full cost method of accounting for our oil and gas properties. Under the full cost method, our net book value of oil and gas properties, less related deferred income taxes (the “costs to be recovered”), may not exceed a calculated “full cost ceiling.” The ceiling limitation is the discounted estimated after-tax future net revenues from oil and gas properties plus the cost of properties not subject to amortization. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs used are those as of the end of the appropriate quarterly period. These prices are not changed except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts. Such contracts include derivatives accounted for as cash flow hedges. The costs to be recovered are compared to the ceiling on a quarterly basis. If the costs to be recovered exceed the ceiling, the excess is written off as an expense. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.
     Because the ceiling calculation dictates that prices in effect as of the last day of the applicable quarter are held constant indefinitely, and requires a 10% discount factor, the resulting value is not indicative of the true fair value of the reserves. Oil and natural gas prices have historically been cyclical and, on any particular day at the end of a quarter, can be either substantially higher or lower than our long-term price forecast that is a barometer for true fair value. Therefore, oil and gas property writedowns that result from applying the full cost ceiling limitation, and that are caused by fluctuations in price as opposed to reductions to the underlying quantities of reserves, should not be viewed as absolute indicators of a reduction of the ultimate value of the related reserves.
     Because of the volatile nature of oil and gas prices, it is not possible to predict whether we will incur full cost writedowns on our continuing operations in 2007.
Interest Expense
     Future interest rates and debt outstanding have a significant effect on our interest expense. We can only marginally influence the prices we will receive in 2007 from sales of oil, natural gas and NGLs and the resulting cash flow. These factors increase the margin of error inherent in estimating future outstanding debt balances and related interest expense. Other factors which affect outstanding debt balances and related interest expense, such as the amount and timing of capital expenditures and proceeds from the sale of our assets in Egypt and West Africa, are generally within our control.
     Devon’s original estimate for interest expense in 2007 was between $400 million and $410 million. This estimate was based on the assumption that the sale of our assets in Egypt would close in the second quarter of 2007, and the sales of our assets in West Africa would close in the third quarter of 2007. As a result, our outstanding commercial paper balances would be repaid based on these dates. We now anticipate that the sale of our assets in Egypt will close in the third quarter of 2007, and the sales of our assets in West Africa are expected to close in the fourth quarter of 2007. Based on these new assumptions, we now expect our 2007 interest expense to be between $430 million and $440 million. This estimate assumes no material changes in prevailing interest rates or level of indebtedness, except for an assumption that our commercial paper will be repaid at the end of the fourth quarter of 2007.
     The interest expense in 2007 related to our fixed-rate debt, including net accretion of related discounts, will be approximately $410 million. This fixed-rate debt removes the uncertainty of future interest rates from some, but not all, of our long-term debt.

     Our floating rate debt is comprised of variable-rate commercial paper and one debt instrument which has been converted to floating rate debt through the use of an interest rate swap. Our floating rate debt is summarized in the following table:

	Notional
Debt Instrument	Amount	Floating Rate
	(In millions)
Commercial paper	$1,620 [1]	Various [2]
4.375% senior notes due in Oct 2007	$400	LIBOR plus 40 basis points

[1]	Represents outstanding balance as of June 30, 2007.

[2]	The interest rate is based on a standard index such as the Federal Funds Rate, LIBOR, or the money market rate as found on the commercial paper market. As of June 30, 2007, the average rate on the outstanding balance was 5.45%.
     Based on estimates of future LIBOR rates as of June 30, 2007, interest expense on floating rate debt, including net amortization of premiums, is expected to total between $105 million and $115 million in 2007.
     Our interest expense totals include payments of facility and agency fees, amortization of debt issuance costs and other miscellaneous items not related to the debt balances outstanding. We expect between $5 million and $15 million of such items to be included in our 2007 interest expense. Also, we expect to capitalize between $90 million and $100 million of interest during 2007.
Effects of Changes in Foreign Currency Rates
     Foreign currency gains or losses are not expected to be material in 2007.
Other Income
     We estimate that our other income in 2007 will be between $65 million and $85 million.
     Historically, we maintained a comprehensive insurance program that included coverage for physical damage to our offshore facilities caused by hurricanes. Our historical insurance program also included substantial business interruption coverage which we are utilizing to recover costs associated with the suspended production related to hurricanes that struck the Gulf of Mexico in the third quarter of 2005.
     Based on current estimates of physical damage and the anticipated length of time we will have production suspended, we expect our policy recoveries will exceed repair costs and deductible amounts. This expectation is based upon several variables, including the $480 million of claim settlements we have received to date. We received $467 million in the third quarter of 2006 as a full settlement of the amount due from our primary insurers. During the first half of 2007, we received an additional $13 million related to claims filed with certain of our secondary insurers. However, we continue to have claims that have been filed with other secondary insurers that have yet to be settled.
     As of June 30, 2007, $218 million of the total $480 million of proceeds had been utilized as reimbursement of past repair costs and deductible amounts. The remaining proceeds of $262 million will be utilized as reimbursement of our anticipated future repair costs. Should our total policy recoveries exceed all repair costs and deductible amounts, such excess will be recognized as other income in the statement of operations in the period in which such determination can be made. Based on the most recent estimates of our costs for repairs, we believe that some amount will ultimately be recorded as other income. However, the timing and amount that would be recorded as other income are uncertain. Therefore, the 2007 estimate for other income above does not include any amount related to hurricane proceeds.

Income Taxes
     Our financial income tax rate in 2007 will vary materially depending on the actual amount of financial pre-tax earnings. The tax rate for 2007 will be significantly affected by the proportional share of consolidated pre-tax earnings generated by U.S., Canadian and International operations due to the different tax rates of each country. There are certain tax deductions and credits that will have a fixed impact on 2007 income tax expense regardless of the level of pre-tax earnings that are produced.
     We continue to expect that our consolidated financial income tax rate in 2007 will be between 20% and 40%. The current income tax rate is expected to be between 15% and 25%. The deferred income tax rate is expected to be between 5% and 15%. Significant changes in estimated capital expenditures, production levels of oil, natural gas and NGLs, the prices of such products, marketing and midstream revenues, or any of the various expense items could materially alter the effect of the aforementioned tax deductions and credits on 2007 financial income tax rates.
Discontinued Operations
     As previously discussed, we intend to divest our Egyptian and West African operations in 2007. Previously, we anticipated the sale of our Egyptian assets to close during the second quarter of 2007 and the sales of our West African assets to close during the third quarter of 2007. However, we now expect to complete these sales during the third and fourth quarters of 2007, respectively. The following table shows the estimates for 2007 oil, gas and NGL production as well as the anticipated production and operating expenses associated with these discontinued operations for 2007. These estimates assume the sale of our Egyptian operations will occur in the third quarter of 2007 and the sales of our West African operations will occur in the fourth quarter of 2007. Pursuant to accounting rules for discontinued operations, the Egyptian assets are not subject to DD&A during 2007 and the West African assets were only subject to DD&A for the first month of 2007.

	Egypt	West Africa
Oil production (MMBbls)	1	9
Gas production (Bcf)	—	4
Total Boe (MMBoe)	1	10

Production and operating expenses (In millions)	$13	$59
Capital expenditures (In millions)	$8	$154
     Based on recent drilling activities in Nigeria, we reduced the carrying value of our Nigerian assets held for sale in the second quarter of 2007. As a result, our 2007 earnings from discontinued operations include a $13 million after-tax loss ($64 million pre-tax). We do not anticipate recognizing any other losses associated with our assets held for sale in Africa.
Year 2007 Potential Capital Resources, Uses and Liquidity
Capital Expenditures
     Though we have completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, we do not “budget,” nor can we reasonably predict, the timing or size of such possible acquisitions.
     Our capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should actual prices received differ materially from our price expectations for our future production, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2007 capital expenditures. In addition, if the actual material or labor costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from our estimates.

     The following table shows expected drilling, development and facilities expenditures by geographic area. Production capital related to proved reserves relates to reserves classified as proved as of year-end 2006. Other production capital includes drilling that does not offset currently productive units and for which there is not a certainty of continued production from a known productive formation. Exploration capital includes exploratory drilling to find and produce oil or gas in previously untested fault blocks or new reservoirs.

	United	United
	States	States		Inter-
	Onshore	Offshore	Canada	national	Total
(In millions)
Production capital related to proved reserves	$1,170-$1,270	$80-$90	$410-$450	$260-$280	$1,920-$2,090
Other production capital	$1,250-$1,340	$220-$230	$590-$640	$15-$20	$2,075-$2,230
Exploration capital	$350-$380	$290-$310	$160-$170	$75-$85	$875-$945

Total	$2,770-$2,990	$590-$630	$1,160-$1,260	$350-$385	$4,870-$5,265

     In addition to the above expenditures for drilling, development and facilities, we expect to spend between $360 million to $400 million on our marketing and midstream assets, which include our oil pipelines, gas processing plants, CO2 removal facilities and gas transport pipelines. We also expect to capitalize between $270 million and $280 million of G&A expenses in accordance with the full cost method of accounting and to capitalize between $90 million and $100 million of interest. We also expect to pay between $40 million and $50 million for plugging and abandonment charges, and to spend between $135 million and $145 million for other non-oil and gas property fixed assets.
Other Cash Uses
     Our management expects the policy of paying a quarterly common stock dividend to continue. With the current $0.14 per share quarterly dividend rate and 445 million shares of common stock outstanding as of June 30, 2007, dividends are expected to approximate $248 million. Also, we have $150 million of 6.49% cumulative preferred stock upon which we will pay $10 million of dividends in 2007.
Capital Resources and Liquidity
     Our estimated 2007 cash uses, including our drilling and development activities, retirement of debt and repurchase of common stock, are expected to be funded primarily through a combination of operating cash flow and proceeds from the sale of our assets in Egypt and West Africa. Any remaining cash uses could be funded by increasing our borrowings under our commercial paper program or with borrowings from the available capacity under our credit facilities, which was $0.6 billion at June 30, 2007. An additional $1 billion of availability will be added when we close our new short-term facility, which is expected to occur in early August 2007. We secured a commitment for this new $1 billion facility in July 2007. The amount of operating cash flow to be generated during 2007 is uncertain due to the factors affecting revenues and expenses as previously cited. However, we expect our combined capital resources to be more than adequate to fund our anticipated capital expenditures and other cash uses for 2007.
     If significant other acquisitions or other unplanned capital requirements arise during the year, we could utilize our existing credit facility and/or seek to establish and utilize other sources of financing.

Summary of 2007 Forward-Looking Estimates
The tables below summarize our 2007 forward-looking estimates related to our continuing operations. As previously discussed, all Egyptian and West African related revenues, expenses and capital will be reported as discontinued operations in our 2007 financial statements. Accordingly, all forward-looking estimates in this document exclude amounts related to our operations in Egypt and West Africa, unless otherwise noted. The production estimates below are calculated at the midpoint of the estimated range for total production of 219 to 221 MMBoe.

Oil production (MMBbls)
U.S. Onshore	11
U.S. Offshore	8
Canada	15
International	21

Total	55

Gas production (Bcf)
U.S. Onshore	557
U.S. Offshore	79
Canada	209
International	2

Total	847

NGL production (MMBbls)
U.S. Onshore	20
U.S. Offshore	1
Canada	4

Total	25

Total production (MMBoe)
U.S. Onshore	124
U.S. Offshore	22
Canada	54
International	21

Total	221

	As % of NYMEX Range
	Low	High
Oil floating price differentials
U.S. Onshore	86%	96%
U.S. Offshore	95%	105%
Canada	65%	75%
International	88%	98%

Gas floating price differentials
U.S. Onshore	75%	85%
U.S. Offshore	96%	106%
Canada	85%	95%
International	80%	100%

	Range
	Low	High
Marketing and midstream (In millions)
Revenues	$1,420	$1,810
Expenses	$1,000	$1,350

Operating profit	$420	$460

Production and operating expenses ($ in millions)
LOE	$1,770	$1,830
Production taxes	3.6%	4.1%

DD&A (In millions, except per Boe)
Oil and gas DD&A	$2,520	$2,610
Non-oil and gas DD&A	$210	$220

Total DD&A	$2,730	$2,830

Oil and gas DD&A per Boe	$11.40	$11.80

Other (In millions)
Accretion of ARO	$68	$73
G&A	$460	$480
Interest expense	$430	$440
Other income	$65	$85

Income tax rates
Current	15%	25%
Deferred	5%	15%

Total tax rate	20%	40%

	Range
	Low	High
Production capital related to proved reserves (In millions)
U.S. Onshore	$1,170	$1,270
U.S. Offshore	$80	$90
Canada	$410	$450
International	$260	$280

Total	$1,920	$2,090

Other production capital (In millions)
U.S. Onshore	$1,250	$1,340
U.S. Offshore	$220	$230
Canada	$590	$640
International	$15	$20

Total	$2,075	$2,230

Exploration capital (In millions)
U.S. Onshore	$350	$380
U.S. Offshore	$290	$310
Canada	$160	$170
International	$75	$85

Total	$875	$945

Total drilling and facility capital (In millions)
U.S. Onshore	$2,770	$2,990
U.S. Offshore	$590	$630
Canada	$1,160	$1,260
International	$350	$385

Total	$4,870	$5,265

Other capital (In millions)
Marketing & midstream	$360	$400
Capitalized G&A	$270	$280
Capitalized interest	$90	$100
Plugging and abandonment	$40	$50
Non-oil and gas	$135	$145

Total	$895	$975

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION
By:	/s/ Danny J. Heatly
Vice President — Accounting and
Chief Accounting Officer

Date: August 1, 2007